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March 31, 1995



Mr. J. Michael Stewart
Texas Microsystems, Inc.
5959 Corporate Drive
Houston, TX 77242


Dear Michael:


On behalf of Sequoia Systems, Inc., it is my pleasure to offer you the position of Executive Vice President of Sequoia and President of the TMI/TME division based at TMI's headquarters in Houston, Texas, commencing with the closing of Sequoia's acquisition of TMI/TME. Your starting salary will be $7,211.54 (which calculates to $187,500 annually) paid bi-weekly. Your salary will be reviewed on an annual basis. This position reports directly to me.

You will be entitled to all employee benefits, including group insurance, employee stock purchase plan, 401(k) plan, etc., normally extended to new Sequoia employees. Additionally, as an officer of Sequoia, you will receive an additional executive life insurance policy of two times your base salary. You should understand and agree that your employment is governed by the employee policies and practices of Sequoia and that you will be an employee at will rather than for any fixed period of time.

You will be eligible to participate in Sequoia's Officer Incentive Compensation Plan targeted to provide additional earnings potential, dependent on achievement of individual goals and the financial results of the new company, on the same basis as other Sequoia officers. For FY94, such incentive compensation was generally in the range of 30-60% of base salary.

This offer is contingent upon your completing and signing several documents, as well as the closing of Sequoia's acquisition of TMI/TME. You must sign a Proprietary Information and Inventions Agreement, and you should complete a Direct Deposit form. Additionally, we will provide you with a copy of Form I-9, which must be completed by all newly hired employees.

Please indicate your acceptance by signing and returning the copy of this letter to me, together with the signed copy of the Proprietary Information and Inventions Agreement.
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Please call me with any particular questions regarding this offer. You may contact Don Colanton, Director of Human Resources, for additional information concerning Sequoia benefits.

The Board of Directors and the management team at Sequoia join me in enthusiasm at the prospect of your joining Sequoia.



Sincerely,



Neil McMullan
President & CEO



I accept your offer of employment with Sequoia Systems, Inc.

Signed: /s/ J. Michael Stewart               Date:
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